Exhibit 14.2

XELR8 HOLDINGS, INC.

CORPORATE GOVERANCE GUIDELINES

I.              BOARD COMPOSITION

1.     Selection of Chairman and CEO:  The Board does not have a policy on whether the roles of Chief Executive Officer and Chairman should be separate and, if they are separate, whether the Chairman should be selected from the non-employee directors.

2.     Size of the Board: The Company’s Bylaws sets the range of directors between one and nine directors.  The board of directors may fix a number within that range.  The board periodically evaluates whether the size of the board is appropriate for the Company.

3.     Independent Directors: The Board believes that a majority of the Board should be independent.  However, the Board is willing to have non-independent persons, including members of management, as directors.

4.     Definition of Independence: While the company is listed on the American Stock Exchange (AMEX), the Board believes that the definition of “independence” adopted by the AMEX is the appropriate standard by which to measure the independence of board members.

5.     Board Membership Criteria: The Corporate Governance and Nominating Committee is responsible for evaluating and then reviewing with the Board from time to time the appropriate qualifications, expertise, and characteristics required of Board members. This assessment should include issues of diversity; age; and skills such as understanding of sales and marketing, nutritional products, finance, and executive management — all in the context of an assessment of the perceived needs of the Board at a particular point in time. Board members are expected to carefully prepare for, attend, and participate in all Board and applicable committee meetings.  Each Board member is expected to ensure that other existing and planned future commitments do not interfere with service as an XELR8 director.

6.     Selection of New Director Candidates: The Corporate Governance and Nominating Committee assists the Board by identifying, evaluating, and approving director nominees.

7.     Director Orientation and Continuing Education: The Board believes that management should develop and maintain a comprehensive orientation process for new directors that include background material, meetings with senior management and visits to Company facilities. The Board further believes that management should develop and maintain, through third-party service providers or otherwise, an ongoing continuing education program for incumbent directors that satisfies all applicable requirements.

8.     Directors Who Change Their Job Responsibility: The Board does not believe that directors who retire or change jobs should necessarily leave the Board. There should, however, be an opportunity for the Board, through the Corporate Governance and Nominating Committee, to review the continued appropriateness of Board membership under these circumstances.

9.     Term Limits: The Board does not believe it should limit the number of terms for which an individual may serve as a Director. Directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience and understanding of the Company’s history, policies, and objectives.

10.   Board Compensation Review: The Company’s Bylaws authorize the Board to fix the compensation of directors. As part of a director’s total compensation and to create a direct linkage with corporate performance, the Board believes that a meaningful portion of a director’s compensation should be linked to the performance of the Company.

II.            BOARD MEETINGS

1.             Scheduling and Selection of Agenda Items for Board Meetings: Board meetings are scheduled in advance. Once a quarter, meetings are held at the Company’s offices in Denver, Colorado, but occasionally a meeting is held elsewhere. The Company’s Bylaws permit board meetings to be held by conference call. The Chairman of the Board, together with the corporate secretary, sets the agenda for each Board meeting and distributes it in advance to the Board. Each Board member is free to suggest items for the agenda.

2.             Board Material Distributed in Advance: Information that is important to the Board’s understanding of the business should be distributed in writing to the Board a reasonable time before each Board meeting.  As a general rule, materials on specific subjects should be sent to the Board members in advance so that Board meeting time may be conserved and discussion time focused on questions that the Board has about the material. However, matters may be discussed at the meeting without written materials being distributed in advance or at the meeting.

3.             Board Presentations and Access to Employees: The Board encourages management to schedule managers to present at Board meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, or (b) have future potential that management believes should be given exposure to the Board. The Board has reasonable access to XELR8 employees.

4.             Executive Session and Presiding Director: The Board’s policy is to have regularly convened executive sessions of the non-management directors. The non-management Directors shall designate one independent Director to serve as Presiding Director to chair the Board’s executive sessions. In addition, the Presiding Director shall advise the Chairman of the Board with respect to agendas and information needs relating to Board meetings and perform such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. The Presiding Director shall serve for such term as the Board shall determine.

III.           BOARD COMMITTEES

1.             Number of Committees: The Board currently has three committees: (i) Audit, (ii) Compensation, and (iii) Corporate Governance and Nominating. There may, from time to time, be occasions on which the Board may want to form a new committee or disband a current committee depending upon the circumstances. Each committee shall comply with the independence and other requirements established by applicable law, including SEC and any exchange listings.  The Audit Committee selects the Company’s independent auditors; monitors the independence and effectiveness of the independent auditors; pre-approves audit and permitted non-audit services; and evaluates the Company’s accounting principles, internal controls, disclosure controls and procedures, financial reporting, and procedures relating to internal auditing functions and controls. The Audit Committee also reviews and approves related-party transactions.  The Compensation Committee administers the Company’s stock option and stock purchase plans, including the review and grant of stock options to all eligible employees under the Company’s existing stock option plans, reviews and approves salaries and other matters relating to compensation of the executive officers of the Company, and provides input on executive and leadership development policies and management succession.  The Corporate Governance and Nominating Committee makes recommendations to the Board regarding the size, composition and governance of the Board and its committees, establishes procedures for the nomination process, evaluates and approves candidates for election to the Board, oversees the evaluation of directors and management, and develops and maintains corporate governance principles.

2.             Assignment and Term of Service of Committee Members: While the Corporate Governance and Nominating Committee is responsible for making recommendations about the composition and chairs of each committee, the Board is responsible for the appointment of committee members and committee chairs.

3.             Frequency and Length of Committee Meetings and Committee Agenda: The Board or the respective committees may determine the frequency and length of the committee meetings and develop the committee’s agenda. The agendas and meeting minutes of the committees will be shared with the full Board. Other Board members are welcome to attend committee meetings.

IV.           REVIEW AND RESPONSIBILITY

1.             Formal Evaluation of Officers: At least annually, the Board evaluates the performance of the Chief Executive Officer. The Compensation Committee conducts and reviews with the Board an evaluation annually in connection with the determination of the salary and bonus of all executive officers including the Chief Executive Officer.

2.             Succession Planning and Management Development: The Compensation Committee should review succession planning and management development with the Board on an annual basis. There should be available, on a continuing basis, the Chief Executive Officer’s recommendation as a successor should he/she die or become disabled.

3.             Board Interaction with Institutional Investors, Press, Customers, Etc.: The Board believes that management speaks for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company, but it is expected that Board members would do this with the prior knowledge of management and, in most instances, at the request of management.

4.             Planning: At least annually, the Board should review XELR8’s strategic long-range plan, business unit initiatives, capital projects and budget matters.